Exhibit 10.53

ROLLOVER AGREEMENT

As of May 9, 2019

Peter Buzy
c/o Paragon Bioservices, Inc.
Baltimore, MD

Dear Peter:

As you know, on April 14, 2019, Paragon Bioservices, Inc. (“Paragon”) entered into an Agreement and Plan of Merger with Catalent, Inc., (“Catalent”), Catalent Pharma Solutions, Inc. (“Buyer”), Catalent Holdco I Inc. (“Merger Sub”), and Pearl Shareholder Representative, LLC (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Paragon and Paragon will become a wholly owned, indirect subsidiary of Catalent. You have requested to receive an option to acquire shares of the common stock, par value $0.01, of Catalent (“Catalent Shares”) in lieu of that portion of the Merger Consideration which the Rollover Option (as defined below) would otherwise have been entitled to receive in cash (absent the Merger Amendment (as defined below)), and Catalent is willing to do so, subject to the terms and conditions set forth in this Rollover Agreement, the Merger Agreement, and that certain amendment to the Merger Agreement dated as of the date of this Rollover Agreement by and between Buyer and Paragon (such proposed amendment, the “Merger Amendment”). Copies of the Merger Agreement and the Merger Amendment have been made available to you prior to the date of this Rollover Agreement.

Pursuant to the terms, but subject to the conditions, of the Merger Agreement (absent the Merger Amendment), each holder of a vested option (a “Paragon Option”) to purchase shares of common stock, par value $0.000261575, of Paragon (each, a “Paragon Common Share”) under the Paragon Bioservices, Inc. 2014 Equity Incentive Plan (the “Paragon Equity Plan”) will be entitled to receive cash proceeds in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) in exchange for the cancellation of such vested Paragon Option. Under the terms of the Merger Amendment, however, that portion of the Paragon Option (such portion, the “Rollover Option”) granted to you pursuant to the Non-Qualified Stock Option Agreement between you and Paragon dated December 16, 2014 (the “Paragon Grant Agreement”) with respect to 340,000 Paragon Common Shares will instead be cancelled and extinguished without the right to receive any such cash proceeds but subject to the issuance of the Substitute Catalent Option as provided in the following paragraph. For avoidance of doubt, the cancellation of your rights with respect to 340,000 Paragon Common Shares subject to the Paragon Grant Agreement shall not affect your rights under the Merger Agreement with respect the remaining number of Paragon Common Shares subject to the Paragon Grant Agreement.

In consideration of the circumstances recited above and the terms and conditions set forth below and in the Merger Agreement (as amended by the Merger Amendment), the Rollover Option will be assumed by Catalent and converted into a substitute option to acquire Catalent Shares (the “Substitute Catalent Option”) in the manner described below pursuant to the terms and conditions of the Catalent, Inc. 2018 Omnibus Incentive Plan (the “Catalent 2018 Plan”) and the Substitute Stock Option Agreement in the form set forth on Appendix A hereto, which you agree to execute as a condition to receiving the Rollover Option. Subject to its terms and conditions, the Substitute Catalent Option will entitle you to purchase that number of Catalent Shares obtained by multiplying the number of Paragon Common Shares that are subject to the Rollover Option (i.e., 340,000 Paragon Common Shares) by the Exchange Ratio, rounded down to the nearest whole Catalent Share, at an exercise price per Catalent Share obtained by dividing the applicable Option Price (as defined in the Paragon Grant Agreement) by the Exchange Ratio (rounded up to the nearest whole cent). For purposes of this Rollover Agreement, the “Exchange Ratio” means the quotient obtained by dividing (A) the amount of cash that is payable in respect of a Common Share pursuant to Section 1.6(a)(i) of the Merger Agreement (without taking into account the Merger Amendment, and including cash payments due under Section 1.6(a)(i)(A) and Section 1.6(a)(i)(B) (with respect to the release, if any, of the Escrow Funds to the Company Securityholders pursuant to Section 1.12 of the Merger Agreement and the payment, if any, by Buyer to the Company Securityholders pursuant to Section 1.12 of the Merger Agreement in connection with a Purchase Price Adjustment that results in an increase to the Merger Consideration), but excluding any cash payment under Section 1.6(a)(i)(C) and Section 1.8(d) of the Merger Agreement (with respect to the disbursement, if any, of the Expense Holdback to the Company Securityholders), in each case on and after the
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Exhibit 10.53

Effective Time) by (B) the average closing price per Catalent Share as quoted on the New York Stock Exchange for the most recent five (5) trading days immediately preceding the date of the Closing. The number of Catalent Shares and exercise price for such shares under the Substitute Catalent Option shall be adjusted in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as necessary following the Effective Time to account for any change in the Exchange Ratio as a result of any additional cash payment payable with respect to a Common Share pursuant to Section 1.6(a)(i)(B) and Section 1.12(d) of the Merger Agreement. Notwithstanding the preceding sentence, to the extent you exercise your Substitute Catalent Option before the date of the release of the Escrow Funds pursuant to Section 1.12(d) of the Merger Agreement, no adjustment under the preceding sentence shall be made with respect to such portion of the exercised Substitute Catalent Option.

For the avoidance of doubt, you will not be entitled to or eligible for any cash payment pursuant to the Merger Agreement (as amended by the Merger Amendment) with respect to the number of shares under the Rollover Option which are being assumed by Catalent and converted into the Substitute Catalent Option. This Rollover Agreement, the Merger Agreement (as amended by the Merger Amendment), the Merger Amendment, and the Substitute Stock Option Agreement together constitute the entire agreement between you and Catalent with respect to the subject matter of this Rollover Agreement and cannot be amended or waived other than in a writing signed by both you and Catalent. It will be governed by the same law governing the Merger Agreement.

Sincerely yours,

Catalent, Inc.

/s/ WETTENY JOSEPH
Wetteny Joseph
Senior Vice President and Chief Financial Officer

By signing, dating and returning this Rollover Agreement, you accept the terms and conditions set forth herein.

/s/ PETER BUZY

Peter Buzy, May 15, 2019

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Exhibit 10.53

Appendix A
Substitute Stock Option Agreement

SUBSTITUTE OPTION AGREEMENT
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
Pursuant to the Option Grant Notice (the “Grant Notice”)[1] delivered to the Participant (as defined in the Grant Notice), the Rollover Agreement by and between the Participant and Catalent, Inc., dated as of May __, 2019 and subject to the terms of this Option Agreement (this “Agreement”) and the Plan (as defined below), Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan or the Grant Notice, as applicable.
(a) Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.
(b) Plan. The term “Plan” means the 2018 Omnibus Incentive Plan, as in effect from time to time.
(d) Termination Date. The term “Termination Date” means the date upon which the Participant incurs a Termination for any reason.
(e) Vested Portion. The term “Vested Portion” means, at any time, the portion of the Option which has become and remains vested in accordance with the Grant Notice and this Agreement.
2.Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the right and option to purchase, all or any part of the aggregate number of shares of Common Stock subject to the Option provided in the Grant Notice, at an Exercise Price per share as provided in the Grant Notice. The Options granted pursuant to this Agreement shall be Substitute Awards, as defined in the Plan.
3.Vesting. The Option is fully vested on the date of grant as provided in the Grant Notice such that the Vested Portion represents 100% of the Option.
4.Treatment on Termination. If the Participant incurs a Termination for any reason, the Vested Portion of the Option shall remain exercisable for the applicable period set forth in Section 5.
5.Exercise of Options. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Option Period Expiration Date.[2] Notwithstanding the foregoing, if the Participant incurs a Termination prior to the Option Period Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below.
(a) Death. If the Participant incurs a Termination due to death, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date.

[1] Grant Notice to be provided at Closing with the number of shares and exercise price subject to final determination of the Exchange Ratio based on the Rollover Agreement.
[2]Option Period Expiration Date to be included in Grant Notice and to be December 16, 2024 (the same as the expiration date for the options granted to Peter B. in 2014).

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(b) Disability. If the Participant incurs a Termination due to Disability, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date.
(c) Other Terminations. If the Participant incurs a Termination for any other reason not covered by clauses (a) and (b) above, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the 90th day following the Termination Date and (B) the Option Period Expiration Date.
6.Method of Exercising Option. All or any portion of the Vested Portion of the Option may be exercised by the delivery of notice of the number of shares subject to the Option that are being exercised accompanied by payment in full of the Exercise Price applicable to the portion of the Option so exercised. Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company’s General Counsel; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Sections 7(d)(ii)(A) of the Plan.
7.Issuance of Shares. If the Participant elects to exercise all or any portion of the Option, then, as promptly as practical after receipt of such notification and full payment of the Exercise Price and any required withholding or any other applicable taxes, the Company shall issue or transfer to the Participant the number of shares with respect to which the Option has been so exercised, and shall either (a) deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) credit such shares to the Participant’s account at the third-party plan administrator.
8.[RESERVED]
9.[RESERVED]
10.Non-Transferability. The Option is not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Option shall be forfeited and become of no further effect.
11.Rights as Stockholder. The Participant or a Permitted Transferee of the Option shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such shares of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.

12.Tax Withholding.
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Exhibit 10.53

a.Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that neither the Company nor the Service Recipient (1) makes any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the Option, including, but not limited to, the grant, vesting, exercise, or settlement of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend or any dividend equivalent; and (2) commits to or is under any obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company or the Service Recipient, as appropriate, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate; provided, however, that, if the Participant is subject to Section 16 of the Exchange Act, then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of all required Tax-Related Items in respect of the Option in cash, and, in the absence of Participant’s timely election, the Company will withhold shares of Common Stock upon the relevant tax withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, the Company or the Service Recipient may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, the Participant shall be deemed for tax purposes to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a portion of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
13.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in this Agreement; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
14.No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Option that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.
15.Nature of Grant. In accepting the grant of the Option, the Participant acknowledges, understands, and agrees that:
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Exhibit 10.53

a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of the Option does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
c.all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;
d.neither the Option grant nor the Participant’s participation in the Plan shall create any right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient or any Affiliate or Subsidiary of the Company or interfere with the ability of the Company, the Service Recipient or any Affiliate or Subsidiary of the Company, as applicable, to terminate the Participant’s employment or service contract (if any), to the extent otherwise permitted by law or any applicable agreement other than this Agreement;
e.unless otherwise agreed with the Company, none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company, the Service Recipient, or any Affiliate or Subsidiary of the Company;
f.the Participant is voluntarily participating in the Plan;
g.none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is intended to replace any pension right or other form of compensation;
h.none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, any bonus, holiday pay, long-service award, pension, or retirement or welfare benefit, or any similar payment;
i.the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
j.unless otherwise provided in the Plan or by the Company in its discretion, neither the Option nor any benefit evidenced by this Agreement creates any entitlement either (i) to have the Option or any such benefit transferred to or assumed by another company or (ii) to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and
k.the Participant acknowledges and agrees that none of the Company, the Service Recipient, and any Affiliate or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Option or of any amount due to the Participant pursuant to the settlement of the Option or the subsequent sale of any share of Common Stock acquired upon settlement.
16.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
17.Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant material by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Service Recipient, the Company, and is other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number,
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Exhibit 10.53

passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, or details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other third-party administrator or stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC, and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data, or refuse or withdraw the consents in this Section 17, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment or service with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Options or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
The Participant understands that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company or the Service Recipient, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Service Recipient that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Service Recipient.
18.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.
19.Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel, or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.
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Exhibit 10.53

20.Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.
21.Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.
22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the, Option and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.
24.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider trading restrictions and/or market abuse laws of one or more countries that may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges that Participant is responsible for complying with any applicable restrictions and is encouraged to speak to Participant’s personal legal advisor for further details regarding any insider trading and/or market abuse laws applicable to the Participant.
25.Entire Agreement; Miscellaneous. This Agreement, the Grant Notice, and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. This Agreement, the Grant Notice, and the Plan supersede any prior agreements, commitments, or negotiations concerning the Option. The headings used in this Agreement are for convenience only and shall not affect its interpretation.

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